EXHIBIT 10.2

                      THIRD AMENDMENT TO SITEL CORPORATION
                       EXECUTIVE WEALTH ACCUMULATION PLAN

The SITEL Corporation Executive Wealth Accumulation Plan (the "Plan") is amended, effective May 6, 1999, by adding the following new Section 7.8:

         7.8 EMERGENCY DISTRIBUTION. A Participant may receive an early withdrawal from the Plan on account of an "unforeseeable emergency," which shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant or a family member or dependent if such early withdrawal were not permitted. Any request for an early withdrawal shall be made in writing to the Committee and shall state the reason for such withdrawal, the amount requested by the Participant (which shall not exceed the total vested amount in all of the Participant's Deferred Benefit Accounts), and shall be accompanied by a statement signed by the Participant that the hardship for which such distribution is requested cannot otherwise be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
         (iii) by cessation of deferrals under the Plan. The amount of any emergency distribution shall not exceed the amount reasonably needed to satisfy the emergency need. If approved by the Committee, the distribution shall be made to the Participant as soon as reasonably possible and such Participant's Deferred Benefit Account(s) shall be reduced by the amount of such emergency distribution.